As filed with the Securities and Exchange Commission on April 9, 2018

Registration No. 333-211734

Registration No. 333-184590

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-211734

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-184590

UNDER

THE SECURITIES ACT OF 1933

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	20-5653152 (I.R.S. Employer Identification No.)

6555 Sierra Drive Irving, Texas 75039 (Address of Principal Executive Offices)	75039 (Zip Code)

Dynegy Inc. Amended and Restated 2012 Long Term Incentive Plan

Dynegy Inc. 2012 Long Term Incentive Plan

(Full title of the plans)

Stephanie Zapata Moore

Vistra Energy Corp.

Executive Vice President and General Counsel

6555 Sierra Drive

Irving, Texas 75039

(Name and address of agent for service)

(214) 812-4600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments filed by Vistra Energy Corp., a Delaware corporation, on behalf of Dynegy Inc. (the “Company”) as successor by merger thereto, relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-211734 filed by the Company with the Securities and Exchange Commission (“SEC”) on May 31, 2016 registering 2,600,000 shares of common stock, par value $0.01 per share of the Company (“Common Stock”) relating to the Dynegy Inc. Amended and Restated 2012 Long Term Incentive Plan; and

•	Registration Statement No. 333-184590 filed by the Company with the SEC on October 25, 2012 registering 6,084,576 shares of Common Stock relating to the Dynegy Inc. 2012 Long Term Incentive Plan.

On April 9, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2017, by and between the Company and Vistra Energy Corp., the Company merged with and into Vistra Energy Corp., with Vistra Energy Corp. continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the date hereof. In accordance with the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Vistra Energy Corp., as successor to the Company, hereby removes from registration any and all securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Irving, Texas, on April 9, 2018.

VISTRA ENERGY CORP. (as successor by merger to Dynegy Inc.)

By:	/s/ Kristopher E. Moldovan
	Name:	Kristopher E. Moldovan
	Title:	Senior Vice President and Treasurer

No other person is required to sign these post-effective amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.